MANAGEMENT SERVICES AGREEMENT


         THIS MANAGEMENT SERVICES AGREEMENT (the "Agreement") is entered into effective this ____ day of May, 2001, by and between AutoCorp Equities, Inc., a Nevada corporation ("AutoCorp"), and JIM MILES CHEVROLET-OLDSMOBILE, INC., an Oklahoma corporation ("JMCO").


                                R E C I T A L S:
                                 - - - - - - - -

         A. JMCO is an Oklahoma corporation owned by Jim Miles ("Miles"), Rick Jones and Robert Daniels and is an owner and operator of a Chevrolet/Oldsmobile automobile dealership located at 202 E. Harrison, Guthrie, Oklahoma 73044, commonly known as Jim Miles Chevrolet/Oldsmobile. There are 2701 shares of common stock in JMCO that are issued and outstanding and Joe Lee, a former stockholder, holds a promissory note (the "Lee Note") secured in part by 2025 of said shares.

         B. AutoCorp is a Nevada corporation with its principal place of business in Plano, Texas and is the sole shareholder of both Ace Motor Company, a Texas corporation ("Ace"), an owner and operator of used automobile lots and AutoCorp Financial Services, Inc., a Texas corporation ("AFS"), an owner and servicer of automobile installment contracts.

         C. JMCO desires to borrow $150,000 from AutoCorp, grant AutoCorp an option to purchase thirteen and one-half percent (13.5%) of the ownership interests in JMCO and assign thirteen and one half percent (13.5%) of the net operating profits of JMCO (after payment of taxes and interest on the JMCO Note.) Both parties agree and understand that the long-term intent of this agreement is for AutoCorp to have an option to purchase an ownership interest in JMCO and not merely to loan JMCO operating funds.

         D. AutoCorp will provide, among other things, advisory, consulting, management and accounting services to JMCO in consideration for the assignment of thirteen and one half percent (13.5%) of JMCO's net operating profits.

         E. AutoCorp desires to have JMCO assist Ace in securing additional relationships with JMCO's point of sale lenders, provided that AutoCorp, Ace and AFS indemnifies JMCO and Miles from liabilities arising from loans made by JMCO's point of sale lenders to Ace's customers.

         F. The parties hereto desire to memorialize their respective agreements, understandings and relationships with respect to the agreements and understandings between the parties hereto, together with the agreements and covenants affecting JMCO, Miles, Ace and AFS.


MANAGEMENT SERVICES AGREEMENT - PAGE 1
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                                    ARTICLE I

                                   DEFINITIONS

         1.1 For purpose of this Agreement, the following definitions shall apply:

                  (a) "Capital Stock" means all evidences of ownership in JMCO and instruments convertible into equity ownership interests in JMCO, including, but not limited to, JMCO Common Stock.

                  (b) "Common Stock" means JMCO's common stock, $100.00 par value per share.

                  (c) "Common Stock Purchase Warrant" means that certain Common Stock Purchase Warrant of even date herewith by and among Jim Miles, as grantor, JMCO and AutoCorp, which warrant grants AutoCorp the right to purchase 13.5% of the ownership interests in JMCO in consideration of $150,000 and approval as an investor by General Motors Corporation.

                  (d) "JMCO Note" means that certain Promissory Note dated January 1, 2001 by and between JMCO, as maker, and AutoCorp, as holder, in the original principal amount of $150,000, the proceeds of such note have been or shall be immediately contributed by JMCO to the operating account of JMCO, to be used by JMCO as working capital.

                  (e) "Unconditional Guaranty" means that certain unconditional guaranty of even date herewith by and between Jim Miles, as guarantor and AutoCorp, as beneficiary, to secure satisfaction of JMCO's obligations under the JMCO Note and this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows;

                                   ARTICLE II

                            MANAGEMENT AND CONSULTING

         2.1 Engagement of AutoCorp. JMCO hereby retains and engages AutoCorp to render to JMCO management, consulting, accounting and advisory services as may be agreed upon by and between the parties hereto during the term of this Agreement. AutoCorp hereby accepts such engagement and agrees to render such services upon and subject to the terms and conditions hereinafter set forth. AutoCorp shall only be obligated to dedicate such time as is reasonably required to perform its obligations hereunder. Further, AutoCorp shall be permitted to own and/or operate similar and competing businesses to that of JMCO and JMCO shall have no right or claim to any ownership, cash flow or profits arising therefrom.

MANAGEMENT SERVICES AGREEMENT - PAGE 2
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         2.2 Office Facilities.  JMCO shall provide AutoCorp, if requested, with office facilities reasonably suited for AutoCorp's use at JMCO's corporate office to enable AutoCorp to perform its duties hereunder. AutoCorp shall use
such  office  facilities,  on  a  non-exclusive,   full-time  or  part-time  (as
determined by AutoCorp) basis as a licensee and not as a tenant. JMCO, at JMCO's expense shall provide AutoCorp with telephone, facsimile, Internet connection, computer(s), office furniture, utilities, office supplies and secretarial and support services as hereafter may be mutually agreed upon by and between the parties hereto.

         2.3 Term. Except as may be otherwise provided herein, the term of this Agreement shall commence upon the effective date hereof and shall continue until the entire balance of principal and accrued interest under the JMCO Note is paid in full and all amounts and obligations arising under this Agreement are satisfied in full. Additionally this agreement will terminate at the earlier of
(1) the end of twenty four months from the date herein unless extended in writing by both parties or (2) when AutoCorp Equities, Inc. has exercised its warrant to purchase shares of JMCO.

         Should JMCO or AutoCorp fail to fulfill their obligations under this agreement, either party ay terminate this Agreement upon delivery of ninety (90) days written notice to the other party. Upon such termination, all outstanding principal and accrued interest under the JMCO Note and all obligations arising under this Agreement shall, ipso facto, immediately become due and payable.

         2.4 Independent Contractor Relationship. The relationship between JMCO and AutoCorp shall be deemed to be an independent contractor relationship and neither party shall have the power or authority to bind the other party contractually, financially or otherwise, except as authorized in writing by the party to be bound. Neither party shall represent itself as the agent or legal representative of the other party.

         2.5 Prohibited Activities. During the term of this Agreement or so long as there exists an outstanding balance under the JMCO Note or JMCO has not fully satisfied its obligations under this Agreement, JMCO and Miles shall not permit any of the following acts without the express written consent of AutoCorp:

                  (a)  failure to perform or  violation  of any  agreement  with
         General  Motors  Corporation,   General  Motors  Acceptance,  or  their
         successors or replacements relating to the automobile franchise operated by JMCO; or

                  (b) unreasonably increase the executive compensation or draws of Jim Miles over their current levels.



MANAGEMENT SERVICES AGREEMENT - PAGE 3
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

         Should JMCO engage in any of the prohibited activities mentioned above without the written consent of AutoCorp, then AutoCorp may, at its sole option, may terminate this agreement with ninety days (90) written notice and the "JMCO Note" will become due and payable together with any accrued interest thereon.

         In the event AutoCorp fails to perform the services provided for herein or breaches this Agreement, JMCO may, at its sole option, terminate this Agreement with (90) days written notice. In the event the JMCO Note is paid in full, prior to AutoCorp exercising its option hereunder to acquire an ownership interest in JMCO, this Agreement shall be deemed cancelled upon such payment being tendered. If such termination occurs pursuant to this Paragraph, the parties agree to negotiate, in good faith, additional agreement(s) enabling continuation of a business relationship between the parties.

         2.6 Compensation. In consideration for AutoCorp performing the management services set forth herein and funding an aggregate amount of $150,000 under the JMCO Note, JMCO hereby covenants and agrees to give, transfer, assign, set over, convey and deliver unto AutoCorp and AutoCorp hereby accepts from JMCO the greater of: (1) interest on the JMCO Note and any extensions or modifications thereof or (2) thirteen and one half percent (13.5%) of the net operating profits of JMCO. For the purpose of this Agreement, Operating Profits shall mean total operating revenue derived from the business operations of JMCO less routine operating expenses normally incurred in the day-to-day operation of the business. Permitted expenses for purposes of this calculation shall not include reductions in principal debt obligations paid by JMCO.


         The compensation shall be payable as follows:

                  (a) The applicable percentage of net operating profits payable within 30 days following the end of the calendar year.

         In the event there is a termination on a day other than calendar year end, then the calculation of compensation herein shall be prorated to the date of termination.

         2.7      Financial Reporting.

                  (a) Monthly and Quarterly Financial Reports. On or before the fifteenth (15th) day of each calendar month and calendar quarter, JMCO shall deliver to AutoCorp monthly income statements and balance sheets, together with a comparison of all line items to results of operations for the same period from the prior calendar year, certified by Jim Miles and the Chief Financial Officer of JMCO. All such statements shall be in form and content satisfactory to General Motors Corporation, General Motors Acceptance Corporation or their successors or replacements and shall be prepared in accordance with generally accepted accounting principles consistently applied. In addition, JMCO shall deliver evidence to AutoCorp that all property and sales taxes have been timely paid.


MANAGEMENT SERVICES AGREEMENT - PAGE 4
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

                  (b) Annual Financial Reports. On or before March 15th of each calendar year, JMCO shall deliver to AutoCorp annual financial statements (balance sheet and income statement) in form and content satisfactory to General Motors Corporation, General Motors Acceptance Corporation , or the successors or replacements reviewed by JMCO's outside accounting firm, which annual financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied. On or before March 15th of each year, JMCO shall deliver to AutoCorp evidence of payment of all income tax obligations.

                  (c) Because AutoCorp, a publicly held company, cannot own any part of a Subchapter S Corporation, JMCO hereby agrees to make its election to change its tax status to that of a C corporation as soon after AutoCorp notifies JMCO in writing of its intention to exercise its Warrant to purchase common stock of JMCO as is reasonably possible and as is, at that time, allowed by the Internal Revenue Code and the Internal Revenue Service Regulations, but no earlier than thirty days following the date of the notice.

         2.8 Sale of Dealership.

                  (a) Should the Chevrolet/Oldsmobile dealership owned by JMCO be sold, even if sold prior to December 31, 2001, AutoCorp will be entitled to receive the unpaid principal balance together with any accrued interest thereon of the note between AutoCorp and JMCO on the closing date even though the JMCO note is interest free until December 31, 2001.


                                   ARTICLE III

                               BOARD OF DIRECTORS

         3.1 Voting Agreement. During the term of this Agreement and thereafter in the event AutoCorp exercises its Common Stock Purchase Warrant to purchase thirteen and one half percent (13.5%) of the Capital Stock of JMCO, Jim Miles and JMCO covenant and agree to elect a representative designated by AutoCorp to serve as a member on the Board of Directors of JMCO.

         3.2 Indemnification. To the greatest extent permitted by applicable law, each party hereto covenants and agrees to indemnify, defend and hold harmless the other for all actions, claims, costs, liabilities and obligations caused by the actions of the respective indemnifying party arising from this Agreement and/or the transactions contemplated hereby. At AutoCorp's election, JMCO shall provide, at JMCO's expense, director and officer liability insurance for AutoCorp's designated representative on the JMCO board, which policy shall have such limits and contain such provisions and riders as determined by AutoCorp in its reasonable discretion.



MANAGEMENT SERVICES AGREEMENT - PAGE 5
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

                                   ARTICLE IV

                    QUALIFIED INVESTOR; POINT OF SALE LENDERS

         4.1 General Motors Corporation Qualified Investor. Within eighteen months from the effective date hereof, JMCO and AutoCorp shall use their best efforts to complete and deliver all applications and information to enable AutoCorp to become a qualified investor in JMCO pursuant to forms and standardized processes promulgated by General Motors Corporation. In the event such approval is not received on or before the maturity date of the JMCO Note, which may be accelerated as more particularly described therein, all amounts under the JMCO Note and this Agreement, shall become due and payable. In addition, JMCO and Miles shall jointly and severally be obligated to repay all amounts paid or assumed by AutoCorp under any Common Stock Purchase Warrant or agreement for JMCO Capital Stock plus interest at twelve percent (12%) per annum. The term for payment shall be on demand unless otherwise agreed to by AutoCorp and JMCO in writing. Failure to timely repay these amounts shall be deemed to be an event of default hereunder and under the JMCO Note and Unconditional Guaranty.

         4.2 Point of Sale Lenders. Within a reasonable time following the effective date hereof, JMCO shall attempt to have Ace, an affiliate of AutoCorp, qualified as an approved originator of automobile installment contracts from Ace's used automobile lots with JMCO's point of sale lenders.

         Ace and AutoCorp shall indemnify JMCO and Jim Miles from all liabilities arising from Ace's breach of agreements with such point of sale lenders. In the event this Agreement is terminated for any reason whatsoever, JMCO covenants and agrees to continue to assist Ace in maintaining relationships with JMCO's point of sale lenders; provided, that the indemnity of JMCO described above shall continue in full force and effect.


                                    ARTICLE V

                              ADDITIONAL OWNERSHIP

         5.1 Common Stock Purchase Warrant. As of even date herewith, Miles, JMCO and AutoCorp have entered into that certain Common Stock Purchase Warrant, which warrant grants AutoCorp the option to purchase thirteen and one half percent (13.5%) of the capital stock JMCO in consideration for forgiveness of the $150,000 principal balances under the JMCO Note. In the event this Agreement is terminated, the Common Stock Purchase Warrant shall also be terminated in the event all outstanding principal and accrued interest under the JMCO Note is fully paid and all obligations of JMCO under this Agreement are fully satisfied. In the event the Lee Note has not been paid in full and the Lee shares remain encumbered, no exercise of any Common Stock Purchase Warrant, in any denomination, shall be allowed and no additional ownership, as provided in Paragraph 5.2, shall be allowed. Any attempt by AutoCorp, its successors or assigns to exercise the Common Stock Purchase Warrant while the Lee shares are encumbered by the Lee note and associated agreements, in any denomination, shall be deemed a breach of this Agreement and shall, at the option of JMCO, be a termination hereof.


MANAGEMENT SERVICES AGREEMENT - PAGE 6
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                                   ARTICLE VI

                                     GENERAL

         6.1 Assignment. Neither party may assign its rights or delegate its obligations under this Agreement, in whole or in part, without the prior written consent of the other party other than an assignment by either party of this Agreement by merger, acquisition, or sale of all or substantially all of its assets. Any attempted assignment or delegation without such prior consent will be null and void. The rights and liabilities of the parties under this Agreement will be binding upon and inure to the benefit of the parties' respective successors and permitted assigns.

         6.2 Notices. Any notice or payment required or permitted to be made or given by either party hereto pursuant to this Agreement will be deemed delivered on the date of issuance if sent by such party to the other party by mail certified, return receipt requested, commercial courier, personal delivery, or a similar reliable delivery method with proof of delivery, addressed to the addresses set forth above or to such other address as a party shall designate by written notice given to the other party. Electronic mail and facsimile may be used; provided, that the person delivering such notice receives a written confirmation of the addressee's receipt thereof or any document so delivered is also reduced to hard copy and delivered by one of the foregoing methods.

         6.3 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO OR APPLICATION OF CONFLICT OF LAW RULES, IS FULLY PERFORMABLE IN DALLAS COUNTY, TEXAS AND VENUE FOR RESOLUTION OF ANY DISPUTE ARISING HEREUNDER OR IN CONNECTION HEREWITH SHALL BE EXCLUSIVELY IN DALLAS COUNTY, TEXAS. THIS AGREEMENT SHALL NOT BE GOVERNED BY THE UNITED NATIONS CONVENTION FOR INTERNATIONAL SALES OF GOODS.

         6.4 Severability. If any part of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, then it will be enforced to the maximum extent permitted by law and the remaining provisions shall remain in full force and effect. Furthermore, the parties agree to substitute for the invalid or unenforceable provision a valid and enforceable provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.



MANAGEMENT SERVICES AGREEMENT - PAGE 7
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         6.5  Waiver.  The  waiver  of any  breach  of  any  provision  of  this
Agreement, the JMCO Note, Unconditional Guaranty or the Common Stock Purchase Warrant shall not constitute a waiver of any subsequent breach of the same or other provisions herein. To be effective, a waiver must be in writing and signed by the waiving party.

         6.6 Rights of Third Parties. Nothing contained in this Agreement, express or implied, shall be deemed to confer any rights or remedies upon, nor obligate any of the parties hereto, to any person or entity other than such parties, unless expressly stated to the contrary.

         6.7   Counterparts.   This   Agreement  may  be  executed  in  multiple
counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         6.8 Headings. All section headings provided herein are for convenience only and shall not be used as a basis for construction or interpretation of this Agreement.

         6.9 Entire Agreement. This Agreement, including the exhibits hereto and documents referenced herein (as amended by the parties hereto from time to time), which are expressly incorporated herein by reference, constitutes the complete and exclusive understanding and agreement between the parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. This Agreement may not be altered, modified, amended, changed, rescinded or discharged, in whole or in part, except by written agreement executed by both parties.




MANAGEMENT SERVICES AGREEMENT - PAGE 8
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


         Executed effective as of the date and year first above written.

                                          JIM MILES CHEVROLET-OLDSMOBILE, INC.



                                          By: __________________________________
                                                     Jim Miles, President




                                               _________________________________
                                               JIM MILES, an individual


                                               AUTOCORP EQUITIES, INC.
                                               a Nevada corporation


                                               By: _____________________________
                                               Name:____________________________
                                               Title:___________________________




MANAGEMENT SERVICES AGREEMENT - PAGE 9
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